UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2006

WYNN RESORTS, LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

3131 Las Vegas Boulevard South
Las Vegas, Nevada		89109
(Address of principal executive offices of each registrant)		(Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2006, Worldwide Wynn, LLC (“WW”), a wholly owned subsidiary of Wynn Resorts, Limited (“WRL”), entered into a new employment agreement with Linda Chen, WW’s Chief Operating Officer. The agreement terminates Ms. Chen’s previous employment agreement with WW, is effective as of August 1, 2006 and will terminate on August 1, 2011. The agreement provides for a base salary of $1,000,000 per year, which shall be subject to merit reviews on each anniversary date of the agreement and may be increased, but not decreased, as a result of such merit reviews. Ms. Chen will also be eligible to receive a bonus as determined in accordance with WRL’s Annual Performance Based Incentive Plan for Executive Officers. Under the terms of the employment agreement, management of WW agreed to recommend to the Compensation Committee of the Board of Directors of WRL (the "Compensation Committee") the following: (i) that Ms. Chen be granted 100,000 shares of restricted stock of WRL pursuant to the WRL 2002 Stock Incentive Plan; (ii) that such grant of restricted stock vest in its entirety six years after the date of grant; and (iii) that in the event Ms. Chen is terminated without “cause,” the grant will vest pro rata on a monthly basis from the date of grant to the effective date of Ms. Chen’s termination of employment. This grant of restricted stock has been approved by the Compensation Committee.

The agreement provides that Ms. Chen will be entitled to (i) participate, to the extent that she is otherwise eligible, in all employee benefit plans that WW maintains for its executives; and (ii) receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships). Under the agreement, WW has agreed to provide Ms. Chen with housing for her and her immediate family while living in Macau and the use of an automobile in Macau.

If Ms. Chen is terminated without “cause,” or if she terminates her employment upon a material breach of the agreement by WW, or for “good reason” following a “change of control” (as these terms are defined in the agreement), WW will pay Ms. Chen a separation payment in a lump sum equal to the sum of the following: (a) her base salary for the remainder of the term of the employment agreement, but not less than one year of her base salary; (b) a pro-rated amount of any bonus that might otherwise have been paid to Ms. Chen for any period that would have concluded during the remainder of the term of the employment agreement; and (c) a “gross-up” payment for excise taxes on the separation payment. Additionally, Ms. Chen will be entitled to receive, for the remainder of the term of the employment agreement, health benefits coverage for her and her dependents under the same plan(s) or arrangement(s) under which she was covered immediately before her termination, or plan(s) established or arrangement(s) provided by WW or any of its Affiliates thereafter.

If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death, disability, discharge for cause or revocation of gaming license), WW will pay her only her base salary and any accrued but unpaid vacation pay through the termination date.

A copy of Ms. Chen’s new employment agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated herein by reference. Concurrently with the execution of her new employment agreement with WW, Ms. Chen and WW terminated Ms. Chen’s previous employment agreement with WW.

Ms. Chen’s previous employment agreement with WW provided for a base salary of $600,000 per year, increasing to $750,000 per year upon the opening of the Wynn Macau casino resort; a guaranteed annual bonus of not less than $250,000 for the calendar year 2005, and thereafter as determined in accordance with WRL’s Annual Performance Based Incentive Plan for Executive Officers; and the grant of an option to purchase 100,000 shares of common stock of WRL at $56.67 per share, which vested over five years, with 1/3 of the grant vesting on each of the third, fourth and fifth anniversaries of the grant.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

	Exhibit Number	Description

	10.1	Employment Agreement, dated as of October 27, 2006, between Worldwide Wynn, LLC and Linda C. Chen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 2, 2006

Wynn Resorts, Limited

By:	/s/ John Strzemp
John Strzemp
Chief Financial Officer